Exhibit 10.7

OPTION AGREEMENT

 by and between

DOUGLAS N. RAUCY

 and

 1347 PROPERTY INSURANCE HOLDINGS, INC.

Dated as of February 28, 2014

OPTION AGREEMENT dated as of February 28, 2014 (this “Agreement”) between Douglas N. Raucy (“Raucy”) and 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH” or the “Company”).

RECITALS

Whereas, PIH has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 with respect to an initial public offering of its common stock (“IPO”);

Whereas, Raucy is the President and CEO of PIH and the Board of Directors of PIH wishes to incentivize Raucy to act in the long-term best interest of PIH and its shareholders;

Whereas, in furtherance thereto, the Company desires to issue an option to Raucy to purchase a certain number shares of common stock of PIH, subject to the conditions set forth herein (the “Option”);

Whereas, as further incentive, the Company desires to match the Option Shares (as defined below) one-for one with restricted shares of the Company’s common stock (the “Matched Shares” and together with the Option Shares, the “Shares”).

Now, therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

 THE GRANT OF OPTION

Section 1.1 Grant of Option. PIH hereby grants to Raucy the Option to purchase up to that number of shares of the Company’s common stock equal to (a) TWO HUNDRED SIXTY-FOUR THOUSAND TWO HUNDRED SIXTY-NINE DOLLARS ($264,269), payable in immediately available funds by Raucy to PIH upon the Closing (as defined below) (b) divided by the price per share paid by the public stockholders in the IPO (the “IPO Price”), upon the terms and conditions set forth herein for a purchase price per share equal to the IPO Price (the “Exercise Price”).

ARTICLE II

EXERCISE OF THE OPTION

Section 2.1 Exercise. Raucy may exercise this Option at any time for a period commencing on the date of pricing of the IPO and ending at the close of business on the date that is three months thereafter (the “Expiration Date”) upon payment of the aggregate Exercise Price with respect to which the Option is being exercised and compliance with terms of this Agreement. Raucy shall exercise the Option by giving irrevocable written notice to PIH of Raucy’s intent to exercise the Option (the date of such notice, the “Exercise Date”). If the Option is not exercised by Raucy in the manner provided herein on or before the Expiration Date, then this Agreement shall, without further action of any party, automatically terminate and thereafter be null and void and of no further force or effect, and neither party shall have any further rights or obligations with respect to the Option or the Matched Shares. The Option may be exercised in part (but only on one occasion) and in such case the aggregate Exercise Price to be paid by Raucy shall equal the number of shares as to which the Option is being exercised multiplied by the Exercise Price. The Option may not be exercised for fractional shares.

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ARTICLE III

CLOSING

Section 3.1 Closing.

(a) The closing of the purchase of the shares of common stock issuable upon exercise of the Option contemplated by this Agreement (the “Option Shares”) shall occur ten (10) business days after the Exercise Date or at such other time as Raucy and the Company shall agree (the “Closing”).

(b) At the Closing, Raucy shall deliver to the Company the aggregate Exercise Price in respect of the shares as to which the Option is being exercised, by wire transfer of immediately available funds or other means acceptable to PIH, together with any and all other documents or instruments as reasonably requested by PIH.

(c) At the Closing, the Company shall issue and deliver to Raucy duly executed stock certificates of the Company registered in Raucy’s name representing the Option Shares.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES

Section 4.1 Company Representations and Warranties. Company represents and warrants to Raucy as of the date hereof that:

(a) Company is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) Company has good and marketable title to the Shares free and clear of all liens and encumbrances, except for such liens and encumbrances that will and/or can be eliminated at or prior to Closing.

(c) Company has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement and to consummate or cause to be consummated the transfers and assignments contemplated herein.

Section 4.2 Raucy Acknowledgment. Raucy agrees that neither PIH, nor its agents or representatives, have made, and that Raucy has not relied upon, any representation or warranty of any kind which is not herein expressly set forth or provided for, in connection with the sale of the Option Shares or Raucy’s actual purchase thereof pursuant hereto. Raucy acknowledges and agrees that it has relied on its independent due diligence investigation of the Company and advice of its counsel, representatives and advisors in electing to exercise the Option and purchase the Option Shares.

ARTICLE V

MATCHED SHARES

Section 5.1 Granting of Matched Shares. As soon as practicable after the Closing, and in no event later than thirty days after the date thereof (the “Award Date”), the Option Shares shall be matched one-for-one with shares of restricted common stock of the Company.

Section 5.2 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Matched Shares, payment by Raucy of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. In furtherance thereof, at the Company’s option (i) (a) the Company may withhold whole Matched Shares which would otherwise be delivered to Raucy, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or (b) withhold an amount of cash which would otherwise be payable to Raucy, in the amount necessary to satisfy any such obligation or (ii) Raucy may satisfy any such obligation by any of the following means: (A) a cash payment to the Company in the amount necessary to satisfy such obligation; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Matched Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Matched Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Raucy, equal to the amount necessary to satisfy any such obligation; (D) or any combination of (A), (B) and (C), in each case to the extent permitted by the Company. Matched Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a Matched Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Raucy to the Company.

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ARTICLE VI

VESTING

Section 6.1 Vesting. Subject to Raucy’s continued service from the Award Date through the vesting date, the Matched Shares will not vest until the five year anniversary of the Award Date (the “Vesting Date”). In the event that Raucy sells, transfers or otherwise disposes of any of the Option Shares prior to the Vesting Date, Raucy shall forfeit to the Company an amount of Matched Shares equal to the Option Shares sold, transferred or otherwise disposed of. Raucy will automatically forfeit to the Company all of the unvested Matched Shares made hereunder on the date of his termination of service to the extent such termination occurs during the vesting period. Notwithstanding the foregoing vesting schedule, the Matched Shares will become 100% vested upon Raucy’s death.

ARTICLE VII

TERMINATION

Section 7.1 Injunction; Illegality. This Agreement may be terminated at any time prior to the Closing by the Company if (a) an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be non-appealable, or other law shall have been issued preventing or making the completion of the transactions contemplated by this Agreement illegal or (b) the IPO fails to close prior to June 30, 2014.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a) if to Raucy, to:

Douglas N. Raucy

16404 Brieva DE Avila

Tampa, FL 33613

(b) if to Company, to:

1347 Property Insurance Holdings, Inc.

9100 Bluebonnet Centre Blvd., Suite 502

Baton Rouge, LA 70809

ATTN:  _________

Section 8.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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Section 8.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Raucy. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.7 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 8.9 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 8.11 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

 Section 8.12 No Rights or Liabilities as Stockholder. Nothing contained in this Agreement shall be construed as conferring upon the Raucy any rights or liabilities as a stockholder of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOUGLAS N. RAUCY	1347 PROPERTY INSURANCE HOLDINGS, INC.

	By:	/s/ Hassan R. Baqar
	Name:	Hassan R. Baqar
	Title:	Director

	By:	/s/ Larry G. Swets, Jr.
	Name:	Larry G. Swets, Jr.
	Title:	President and CEO